Contact: Brock Hill
                                                                 (818) 316-8410
FOR RELEASE MONDAY, FEBRUARY 23, 1998
BY 8:30 A.M., EST

      COAST LITIGATION TRUST ANNOUNCES GOVERNMENT CONCESSION ON LIABILITY

         PASADENA, Calif., February 23, 1998 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) announced today that on February 20, 1998 the United State Government, as defendant in COAST FEDERAL BANK, FEDERAL SAVINGS BANK V. THE UNITED STATES, Civil Action No. 92-466C in the United State Court of Federal Claims, filed its response to Coast Federal's Motion For Entry of Judgement. In its response, the Government sated that "at this point, entry of an order regarding the Government's liability would be appropriate. We believe that such an order should reflect the Government's concession that a contract existed with respect to Coast's claim for a capital credit to its net worth, and that the Government acted inconsistently with the contract." In a footnote, the Government stated that "[o]f course, only issues of whether a contract existed, and whether the Government acted inconsistently with that contract, are resolved by the Motion For Partial Summary Judgment. Specifically, the Government does not in any way concede the issues of whether Coast was damaged by the Government's actions, and/or whether the Government's action caused any damages that Coast may assert. The Government also reserves the right to raise any defenses that it may become aware of during the course of future discovery, which the Government has no reason to know of at this time."

         As part of its response to Coast Federal's motion, the Government submitted a proposed Order for Chief Judge Loren A. Smith's signature which states in part, "[o]rdered that plaintiff's motion for partial summary judgment is granted and that plaintiff is granted summary judgment with respect to its claim for a capital credit to its net worth, which is contained in Count I of its complaint."

         The Trust's Litigation Trustees emphasized that, as the Government's response states, the Government's concession of liability is not a concession by the Government that Coast Federal was damaged by the Government's breach of its contract with Coast Federal, nor has there been any determination as to the amount of damages, if any, that Coast Federal may have sustained as a result of the breach. Such determination is expected to require substantial additional proceedings, including a trial on the damages issues and possible appellate proceedings. The Litigation Trustees have not determined how Coast Federal will respond to the Government's response or proposed Order.

         The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with an into H.F. Ahmanson & Co., holds Ahmanson's commitment to pay to the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the litigation. The Litigation Trustees are authorized to direct Coast Federal's pursuit of its claim against the Government. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of the merger on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##